MASTER SERVICES AGREEMENT

This Master Services Agreement ( the “Agreement”) is entered into this 14th day of August, 2017 by and between Americas Christian Credit Union (“Credit Union”)   with headquarters at 2100 E. Route 66, Glendora, California 91740 and Ministry Partners Investment Company (“Company”) with headquarters at 915 W. Imperial Highway, Brea, California 92821.

WHEREAS, Company is a credit union service organization incorporated under the laws of the state of California and performs services for the benefit of credit unions and is willing and able to provide certain services on behalf Credit Union involving marketing, operational and reporting services as set forth in Exhibit 1 hereto ( the “Services”), which is incorporated herein by reference and

WHEREAS, Credit Union is willing to purchase from Company the specific Services set forth in Exhibit 1, which also sets forth Credit Union’s obligations hereunder, and to be responsible for the compensation and expenses for such Services as further set forth below.

NOW, THEREFORE, in exchange for the mutual promises set forth below and the receipt of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Term.   This Agreement shall have an initial term beginning from the date of its execution by both parties hereto and shall terminate on February 15, 2018 provided, however, that unless either party provides at least thirty (30) days written notice to the other party prior to the expiration of this initial term or any renewal term, this Agreement shall automatically renew for one (1) year periods.

2.

 Termination.  Notwithstanding the terms set forth in Section 1, above, this Agreement may be terminated by either party for any reason upon at least thirty (30) days written notice to the other provided, however, that Services undertaken by Company prior to the date of termination shall be completed, invoiced and paid for pursuant to the terms of this Agreement notwithstanding such termination unless otherwise agreed to.  Terminations for breach of this Agreement may be effective immediately upon notice to the other party.

3.

Compensation.  For the performance of the Services set forth in Exhibit 1, Credit Union shall pay to Company the amount of two thousand five hundred dollars ($2,500) per month to be invoiced to Credit Union by Company at the end of each month in which the Services are performed.  In addition, Credit Union shall pay to Company the reasonable and necessary travel, marketing,  business development and production incentive costs associated with performing the Services provided, however, that any travel costs exceeding $1,000 shall require the prior approval of Credit Union.

4.

Company Service Representative.   Unless and until the parties determine that a different number of Company Service Representatives are necessary to perform the Services hereunder, Company shall assign one (1) individual as Service Representative. It is understood that Credit Union’s approval shall be required for any such appointment and for any change of such Service Representative. Further, Company shall comply with any reasonable requests by Credit Union to remove and replace any existing Company Service Representative.

5.

Invoice Disputes. If a good faith dispute arises with regard to an item appearing on an invoice, Credit Union shall promptly notify Company of such dispute in writing and may withhold the disputed amount while the parties attempt to amicably resolve the dispute.  The Credit Union’s withholding of such payment will not constitute a breach of this Agreement nor be grounds for Company to suspend its provision of deliverables or services nor to impose any late payment fee or charge.

6.

Services Warranty. Company represents and warrants that it will perform the Services:  (i) in a good, timely, efficient, professional, and workmanlike manner using then current technology, if applicable; (ii) using Company personnel who are fully-familiar with the technology, processes, and procedures to be used to deliver the Services; (iii) with at least the degree of accuracy, quality, efficiency, completeness, timeliness, and responsiveness as are equal to or higher than the accepted industry standards applicable to the performance of the same or similar services; and (iv) in compliance and accordance with the provisions of this Agreement and any incorporated document.

7.	CONFIDENTIALITY AND DATA SECURITY

a.General

Company and Credit Union agree that, during the term of this Agreement, Company will have access to or come into possession of certain Credit Union confidential information. This Confidentiality and Data Security section (“Confidentiality Section”) shall govern the access, use, disclosure, safekeeping, retention, and destruction of such information.

b. Confidential Information

Company ( defined herein to include Company’s officers, employees, agents, successors, assigns, subcontractors and sub servicers) acknowledges and agrees that confidential Credit Union data, non-public personal information, and/or sensitive member information relating to Credit Union's membership and other consumers, as well as Credit Union's marketing, strategies, business operations, and business systems (collectively, "Confidential Information") may come into Company's possession in connection with this Agreement.  Company understands that Credit Union is a state chartered, federally-insured credit union and is subject to a number of federal and state laws and regulations regarding the safekeeping and privacy of Confidential Information.  Company understands and agrees that it is prohibited from disclosing and agrees to maintain the confidentiality of and safekeep and protect Credit Union's Confidential Information in accordance with all relevant state and federal laws, regulations, rules, and guidelines, including, but not limited to, the California Financial Information Privacy Act, the Gramm-Leach-Bliley Act of 1999, the Fair Credit Reporting Act, all applicable regulations related thereto, and the requirements imposed upon "service providers" pursuant to the National Credit Union Administration's Guidelines For Safekeeping of Member Information (12 CFR 748).

The parties acknowledge that certain information relating to business and operations of the Company which Credit Union acquires or learns from the Company which is not commonly or currently known in the marketplace is valuable property of the Company ("Company Confidential Information"). Each of the parties acknowledges the need to preserve the confidentiality of such Company Confidential Information and agrees that during the term of this Agreement, it will not use or disclose the Company Confidential Information, except to the extent expressly provided in this Agreement in order to carry out the purpose for which the information is disclosed or as may be required by law, regulation or judicial order. The obligations of this Section will survive the termination or cancellation of this Agreement.

c. Security of Confidential Information

(1) Company agrees to utilize best industry practices to secure and protect Confidential Information.

(2) Company agrees to store all Confidential Information only in an electronic and encrypted format or if printed in a locked file cabinet

(3) Company will only transmit Confidential Information (NPPI) to Credit Union in an encrypted format.

(4) Company will ensure that only Company personnel with a "need to access" Confidential Information in order to perform Company's contractual obligations to Credit Union will in fact have access to such Confidential Information.  Such personnel have passed a comprehensive background check.

(5) Company will also utilize some or all of the following safeguards relative to Confidential Information:    firewalls, , VPN technology, minimum 256-bit encryption,  attack and intrusion detection monitoring systems.

d. Security Program

Company shall have, and make available to Credit Union upon request, an internal written security program in place at all times which shall comply with California Civil Code §  1798.81.5 and shall reflect and require, at a minimum, compliance with Company's obligations pursuant to this Confidentiality Section.  Such policy shall comprehensively address controls,  preventive measures,  and detective and monitoring procedures.

e. Security Breach

In the event that Company experiences a security breach that potentially or actually affects, directly or indirectly, Confidential Information, Company shall immediately:

(1) Notify Credit Union in writing;

(2) Take all measures necessary to ensure that the security breach has ceased;

(3) Investigate the nature, scope, and duration of the breach and promptly advise Credit Union in writing of when, how, and why the breach occurred and what Confidential Information was affected; and

(4) Notify and cooperate with law enforcement.

f. Confidential Information Destruction

(1) Company shall immediately, permanently, and irretrievably destroy, delete, and erase all Confidential Information, including any copies it has produced, once its use is no longer necessary to fulfill Company's obligations under this Agreement.

(2) Such data destruction shall conform to the FTC's Final Regulation on Consumer Information and Records Disposal (16 CFR 682), as well as any other applicable laws and regulations.

(3) Company shall certify in writing to Credit Union that it has destroyed Confidential Information in accordance to this subsection.

g. Audit/Inspection Rights

Credit Union (and/or its regulator(s)) may, at any time and upon reasonable notice to Company, inspect Company's practices and controls and/or require reasonable documentation from Company to verify that Company has complied with its obligations pursuant to this Confidentiality Section as well as pursuant to any other provision of this Agreement.  Company shall promptly provide to Credit Union, free of charge, a copy of any SAS 70 report or SSAE 16 report or any other internal or external information security audit.

h. Indemnity and Cost Reimbursement

(1) Company agrees to indemnify, defend, and hold Credit Union harmless from any and all claims, actions, damages, liabilities, costs, and expenses, including reasonable attorneys' fees and expenses, arising from or related, directly or indirectly to, Company's handling of Confidential Information and/or breach of this Confidentiality Section in any manner by Company; provided that the liability is due to the willful misconduct, gross negligence or reckless conduct of the Company or its Company Service Representatives.

(2) In the event a security breach occurs at, by, or that is attributable to Company that involves Confidential Information, Company shall reimburse Credit Union for all costs and expenses reasonably related to the breach.

i. Subcontract

Company shall not subcontract, assign, or otherwise transfer its obligations pursuant to this Confidentiality Section and/or otherwise related to this Agreement without Credit Union's express written consent, which may be withheld in Credit Union’s sole discretion.   Notwithstanding any permitted assignment, subcontracting, or transfer, Company shall remain liable for all of its obligations under this Agreement unless it provides evidence that a subcontractor, assignee, or transferee has contractually agreed to be bound by the same terms and conditions binding Company under this Agreement.  In any event, Company’s obligations under this Agreement concerning confidentiality and security shall survive any subcontracting, assignment, or transfer.

j. Survival of Obligations; Contract Limitations

(1) The parties agree that this Confidentiality Section shall survive the termination or expiration of this Agreement.

(2) No provision set forth in this Agreement which purports to limit Company's liability or damages, or purports to affect Credit Union's remedies for breach of this Confidentiality Section, shall affect or limit Company's liability, damages, or obligations relative to Confidential Information and this Confidentiality Section.

8.

Business Continuity/Disaster Recovery.  As of the Effective Date of this Agreement and continuously during its Term, Company will have in place a Business Continuity and Disaster Recovery Plan for the services provided to Credit Union pursuant to this Agreement. Company shall provide a copy of such Business Continuity and Disaster Recovery Plan to Credit Union upon the reasonable request of Credit Union. A copy of the test results will be provided to the Credit Union upon request.

9.

Information Requests. Company agrees to comply promptly with reasonable requests by Credit Union for information designed to satisfy regulatory guidance and best practices concerning ongoing due diligence of third party service providers by credit unions.

10.

State and Federal Law. Company warrants and represents that all services provided, products sold and/or licensed and forms utilized pursuant to this Agreement are in compliance with all applicable state and federal law and will remain so throughout the entire term of this Agreement.

11.

Licenses.    Company warrants and represents that during the entire term of this Agreement, it will possess all required corporate and individual licenses, if any, required to provide the Services described in this Agreement .

12.	Insurance.

a.

During the period in which the services are to be performed,  Company shall, at its own expense, obtain and keep in force policies of insurance in sufficient amounts to cover its potential liability under this Agreement with carrier(s) rated at least "A" by A.M. Best and shall insure Company with Credit Union as an additional insured against liability arising out of the use of the products and/or services obtained by Credit Union pursuant to this Agreement.  Compliance with the above requirement shall not, however, limit the liability of Company hereunder.

b.

Company shall deliver to Credit Union copies of the insurance policies as required above or certificates evidencing the existence and amounts of such insurance promptly upon request.  No such policy shall be cancelable or subject to reduction of coverage or other modification without the prior written consent of Credit Union.   Company shall, at least thirty (30) days prior to the expiration of such policies, furnish Credit Union with renewals thereof.

c.	Company warrants and represents that all of its employees have undergone a thorough background investigation.

13.

Relationship.  This Agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties.  No officer, employee, agent, servant, or independent contractor of either party shall at any time be deemed to be an employee, servant, agent, or contractor of the other party for any purpose whatsoever.

14.

Notices.  All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given, made, and received only when personally delivered or delivered by Federal Express or other nationally recognized courier service, or two (2) days after having been deposited in the United States mail, certified mail, postage prepaid, return receipt requested (except when such notice is a termination notice, in which event any two (2) of the delivery methods described above must be used), addressed as set forth below:

If to Credit Union:

America’s  Christian Credit Union

2100 E. Route 66, Glendora, CA 91740

Attention:  President and CEO

If to Company: Ministry Partners Investment Company, LLC

915 W. Imperial Highway, #120, Brea, CA  91821

Attention: President and CEO

Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this section for the giving of notice.

15.

Waiver.  The failure of either party to seek a redress for violation, or to insist upon the strict performance, of any covenant, agreement, provision, or condition hereof shall not constitute the waiver of the terms of any other covenant, agreement, provision, or condition hereof, and each party shall have all remedies provided herein with respect to any subsequent act which would have originally constituted a violation hereunder.

16.

No Third Party Rights.  Except as specifically set forth or referred to in this Agreement, the provisions of this Agreement are intended to bind the Company and Credit Union to each other and are not intended and do not create rights in any other person, including any employee of the Company or Credit Union, and no person is intended to be or is a third party beneficiary of any of the provisions of this Agreement.

17.

Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing signed by an authorized representative of each party hereto.

18.

Assignment.  Neither party may assign this Agreement or subcontract any right or interest hereunder or otherwise transfer its obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding any permitted assignment, subcontracting, or other transfer, Company shall remain liable for all of its obligations under this Agreement unless it provides evidence that a subcontractor, assignee, or transferee has contractually agreed to be bound by the same terms and conditions binding Company under this Agreement.  In any event, Company’s obligations under this Agreement concerning confidentiality and security shall survive any such transfer.

19.	Headings. The headings herein are for convenience only; they form no part of this Agreement and shall not be given any substantive or interpretive effect whatsoever.
20.

Mutual Indemnity - Company and Credit Union each agree to indemnify, defend, and hold harmless the other from and against any and all claims, actions, damages, liabilities, costs, and expenses, including reasonable attorneys fees and expenses, arising out of any negligent or intentional action or inaction of the indemnitor and/or any breach of this Agreement by the indemnitor.  This indemnity shall not apply unless the party claiming indemnification notifies the other promptly of any matters in respect of which this indemnity may apply and of which the notifying party has knowledge and gives the other full opportunity to control the response thereto and the defense thereof, including, without limitation, any agreement relating to the settlement thereof.  Neither party shall be liable for any special, consequential or exemplary damages or failure to undertake action due to any causes beyond its reasonable control.  The parties agree that this paragraph shall survive the termination or expiration of this Agreement.  Any provision in this Agreement that purports to limit Company’s liability shall not be applicable to Company’s indemnity obligations hereunder.

21.

Third Party Claims Indemnity.  Each party will indemnify, defend, and hold harmless the other party and all of its officers, directors, employees, agents, successors, and assigns (each, an “Indemnified Person”) from any and all third party claims, demands, actions, and threats of actions (whether in law, equity, or in an alternative proceeding), losses, liabilities, damages (including taxes), and all related costs and expenses, including all reasonable attorneys’ and other legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest, and penalties (collectively, “Losses”), and threatened Losses due to or arising from or related to the following (each an “Indemnified Claim”):

(a)A party’s actual or alleged breach of this Agreement;

(b)  Any actual or alleged infringement, violation, or misappropriation of the intellectual property rights of any third person or party or its personnel or agents;

(c)  Any claim by any person related to software or other intellectual property rights imbedded in any deliverable or other thing or service provided to Credit Union;

(d)  Negligent, willful, or reckless acts or omissions of or by a party or its personnel or agents (including subcontractors); and

(e)  Death, personal injury, bodily injury, or property damage caused by Company or Company personnel.

No settlement or compromise that imposes any liability or obligation on any Indemnified Person will be made without the Indemnified Person’s written consent, which shall not be unreasonably withheld or delayed.   If a party fails to defend an Indemnified Person as provided herein after reasonable notice of an Indemnified Claim, the party will be bound to indemnify and reimburse the Indemnified Person for any Losses incurred by the Indemnified Person.

22.

Rights and Remedies Cumulative.  Unless expressly stated otherwise in this Agreement, all rights and remedies provided for in this Agreement will be cumulative and in addition to, and not in lieu of, any other remedies available at law, in equity, or otherwise.  If Credit Union has a choice of possible actions,  it may take any or all of those actions.

23.

Arbitration.   Any controversy (whether on an individual or class action basis) regarding any provision of this Agreement, any Exhibit, or Addendum hereto, shall be submitted to binding arbitration in accordance with the then existing rules of the American Arbitration Association. Any award made by the American Arbitration Association may be enforced as a final judgment in any court of competent jurisdiction.  The site for said arbitration shall be Los Angeles County, California.

24.

Attorneys' Fees.  The prevailing party in any dispute between the parties arising out of the interpretation, application, or enforcement of any provision of this Agreement shall be entitled to recover all of its reasonable attorneys' fees and costs whether suit be filed or not, including, without limitation, costs and attorneys' fees related to or arising out of any arbitration proceeding, trial, or appellate proceedings.

25.

Governing Law and Jurisdiction.  This Agreement is entered into and will be performed in California and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of action) shall be governed by and construed in accordance with the internal laws of the State of California, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary.  Company agrees to submit to the personal jurisdiction of the courts of the State of California.

26.

Force Majeure.  Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other party to the extent fulfillment or performance of any terms of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement or their agents, representatives, assigns, subcontractors, or transferees; labor disputes or availability failure; fires; floods; acts of God; federal, state or municipal action; statute, ordinance or regulation that renders such performance illegal or impermissible; or, without limiting the foregoing, any other causes not within its control, and which, by the exercise of reasonable diligence, it is unable to prevent, whether of the class of causes hereinbefore enumerated or not.  This clause shall not apply to the payment of any sums due under this Agreement by any party to another for services already performed.

27.	Authority to Act. Each individual who executes this Agreement and/or any Addendum hereto represents that he or she has the authority, on behalf of his or her respective party, to do so.

AGREED AND ACCEPTED:

America’s Christian Credit Union
By: /s/Nicollette Harms
Title: SVP/CFO
Date: September 19, 2017

Ministry Partners Investment Company, LLC
By: s/Joseph W. Turner, Jr.
Title: President/CEO
Date: September 19, 2017